Exhibit 10.5

RIVERSIDE TECHNOLOGY CENTER

AMENDED AND RESTATED LEASE AGREEMENT

Agreement entered into this 18th day of May, 2007 by and between Rivertech Associates II, LLC, a Massachusetts limited liability company with a principal address at The Abbey Group, 575 Boylston Street Boston, Massachusetts (the “LESSOR”), and Genetix Pharmaceuticals, Inc. a corporation with a principal address at 840 Memorial Drive Cambridge, Massachusetts (the “LESSEE”); relative to certain space in the building owned by the LESSOR at 840 Memorial Drive Cambridge, Massachusetts (the “Building”), as follows:

WHEREAS, Rivertech Associates, LLC and Genetix Pharmaceuticals, Inc. entered into a certain lease agreement dated February 18, 2000 (the “Original Lease”); and,

WHEREAS, LESSOR and LESSEE each hereby represent to the other that as of the date hereof the foregoing Original Lease represents the full and complete agreement relative to LESSEE’S use and occupancy of certain space described thereunder, consisting (prior to this “Amended and Restated Lease Agreement”) of approximately 10,593 rentable square feet of space on the fifth (5th) floor of the Building, which space is specifically referred to herein as the “Current Leased Premises”; and,

WHEREAS, certain space consisting of approximately 10,500 rentable square feet of space on the third (3rd) floor of the Building (the “Substituted Leased Premises”), is available as of June 1, 2007 and LESSOR has reached agreement with LESSEE for LESSEE to surrender the Current Leased Premises as of the date (the “Substitution Date”) the Substituted Leased Premises are delivered to Tenant in accordance with Section 5 hereof (anticipated to be June 1, 2007), and to lease the Substituted Leased Premises as of the Substitution Date under the terms and conditions of the Lease as revised and amended by this Amended and Restated Lease Agreement; and,

NOW THEREFORE, for One ($1.00) Dollar and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Original Term Expiration and Commencement of the Extended Lease Term

The current Term under the Original Lease, prior to this Amended and Restated Lease Agreement, expires on June 30, 2007. Effective as of the Substitution Date, LESSEE shall vacate and surrender the Current Leased Premises to LESSOR and LESSOR shall accept such surrender from LESSEE and the Original Lease shall be deemed terminated provided that Subtenant shall have access to the Current Leased Premises for a period of up to thirty (30) days after the Substitution Date in order to satisfy the provisions of the Original Lease pertaining to the condition in which the Current Leased Premises are to be delivered to LESSOR (e.g. Lease Sections 26 and 28), and to effectuate the transfer of LESSEE’S equipment and furniture from the Current Leased Premises to the Substituted Leased Premises in a timely and orderly manner.

As of the Substitution Date, the Term of the Original Lease (as amended by this Amended and Restated Lease Agreement) will be extended for a period beginning on the Substitution Date and expiring on May 31, 2010 (the “Extended Term”); and LESSEE shall lease the Substituted Leased Premises under the Rent, terms and conditions as set forth in this Amended and Restated Lease Agreement up to the expiration of said Extended Term.

To the extent LESSOR cannot deliver the Substituted Leased Premises to LESSEE on or prior to June 30, 2007, the term of the Original Lease shall be automatically extended through that date which subsequently becomes the Substitution Date, except that the Rent thereunder shall be amended to be equal to the Rent for the Substituted Leased Premises during the first Lease Year of the Extended Term.

The term “Lease Year” as used herein and for all purposes during the Extended Term shall mean the period beginning on the Substitution Date and ending on the day immediately prior to each anniversary of the Substitution Date, provided that the Third Lease Year shall end on May 31, 2010.

2.	The Substituted Leased Premises

LESSOR and LESSEE hereby agree that during the Extended Term, the Substituted Leased Premises, as defined herein and as depicted on Exhibit A attached hereto, shall be deemed to mean the “Leased Premises” as referred to in the Lease, unless the context specifically means the “Current Leased Premises.”

The Substituted Leased Premises may be used by LESSEE for general office, research and laboratory uses only, as set forth in Section 6 of the Lease, throughout the Extended Term.

Provided the same does not materially interfere with LESSOR’S obligations under Section 5 hereof (in which case LESSEE’S rights under this paragraph shall be expressly subordinate in LESSOR’S sole discretion). LESSEE shall have reasonable supervised access to the Substituted Leased Premises commencing on the date of this Agreement to install trade fixtures and/or cabling and/or communications equipment, and to reconfigure and move laboratory and office equipment. Such early access by LESSEE shall be subject to such times and in such manner as LESSOR may reasonably determine to avoid material interference with LESSOR’S Work.

LESSEE shall not be charged any fees by LESSOR for use of the freight elevators of the building, supervision or otherwise in connection with LESSEE’S move from the Current Leased Premises to the Substituted Leased Premises.

LESSOR shall provide the services of LESSOR’S internal space planning and design staff, at LESSOR’S cost and expense, on a reasonable basis to assist LESSEE in its own space planning and design.

3.	Annual Base Rent—Revised Annual Base Rent Schedule

Commencing as of the beginning of the Extended Term, LESSEE’S monthly installments of Annual Base Rent for the Leased Premises shall be based on Annual Base Rent as set forth in the “Revised Annual Base Rent Schedule” appearing below.

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Revised Annual Base Rent Schedule

First Lease Year	$388,500.00	($ 32,375.00/mo.)
Second Lease Year	$399,000.00	($ 33,250.00/mo.)
Third Lease Year	$420,000.00	($ 35,000.00/mo.)

Annual Base Rent shall be payable by Lessee for each Lease Year of the Extended Term as set forth above in twelve installments during each Lease Year (reflecting the aforesaid Revised Annual Base Rent Schedule), in advance, on or before the first day of each calendar month.

Except as otherwise set forth in Section I on account of the Substitution Date occurring after June 30, 2007, LESSEE shall continue to pay Annual Base Rent under the Original Lease for the Current Leased Premises up to the Substitution Date.

4.	Additional Rent

Notwithstanding the provisions of the Original Lease, this Amended and Restated Lease Agreement is structured as a “triple net” lease. Accordingly, the provisions for Additional Rent based on Operating Expenses and Taxes are rewritten as follows.

LESSEE shall also pay to LESSOR, as Additional Rent under the Lease, the following amounts based on LESSEE’S allocable percentage (which is 8.3441%, the ‘‘Allocable Percentage”):

A. Operating Expenses: LESSEE shall be responsible for payment of Additional Rent attributable to the Operating Expenses for the Building and site, based on LESSEE’S Allocable Percentage. Operating Expenses, as set forth in Exhibit B hereto, are the unaudited actuals for calendar year 2006 (and will be subject to change based on actual costs and expenses incurred for each of the categorized Exhibit B costs and expenses in 2007 and each subsequent year during the Extended Term). “Operating Expenses” shall not include the following: the costs of LESSEE’S improvements and services for which LESSEE or any tenant specifically and directly reimburses LESSOR, or pays third persons at LESSOR’S directions; income or franchise taxes of the LESSOR; the costs incurred in any rehabilitation, reconstruction or other work occasioned by any insured casualty (i.e. as to which LESSOR is required to carry insurance hereunder), or by the exercise of the right of eminent domain (except to the extent of any so-called “deductible” amount under policies of insurance or any costs actually incurred for which any insurance company does not reimburse or compensate LESSOR or Owner); depreciation of the Building; general corporate overhead of the LESSOR entity; legal expenses incurred in any direct dispute with any particular tenant (other than those incurred which are of benefit to or protect the rights of other tenants in the Building, generally); costs of renovations to other tenants’ spaces; costs of capital improvements; brokerage and advertising costs in seeking new tenants; and penalties incurred due to LESSOR’S willful violation of any direct violation of any government order.

B. Tax Expenses: LESSEE shall be responsible for payment of Additional Rent attributable to the municipal real estate taxes on the Building and land on which it is situated, based on LESSEE’S Allocable Percentage.

Additional Rent for Operating Expenses and Tax Expenses shall be payable as invoiced by LESSOR (accompanied by a copy of the applicable municipal tax bill), and failure to make any such payments within thirty (30) days of such invoice shall be a default under this Amended and Restated Lease Agreement.

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C. Utilities: Landlord shall provide and Tenant shall pay utilities attributable to the Substituted Leased Premises as set forth in Section 7 of the Original Lease.

5.	Condition of the Current Leased Premises on the Substitution Date; and Landlord’s Work on the Substituted Leased Premises

The Current Leased Premises shall be vacated and surrendered by the LESSEE in accordance with the provisions of Sections 26 and 28 of the Lease, upon delivery of the Substituted Leased Premises to the LESSEE by the LESSOR as contemplated herein.

LESSOR and LESSEE acknowledge that LESSOR shall deliver and LESSEE shall accept delivery of the Substituted Leased Premises as of the beginning of the Extended Term in an AS/IS condition in all respects, but for: (a) the specific work to be performed by LESSOR as set forth in Exhibit C hereto (the “LESSOR’S Work”); (b) in vacant and clean condition; (c) with the laboratory areas “decommissioned” (i.e. free of any environmental hazards or materials such that it is not in violation of applicable environmental laws consistent with the same standards set forth in Section 26 of the Lease) and sanitized. Landlord represents that the Substituted Leased Premises currently has the benefit of a certificate of occupancy from the City of Cambridge therefor which permits the use of the Substituted Leased Premises for the uses permitted under this Lease, and to the extent any additional building permit (or resulting certificate of occupancy is required on account of LESSOR’S Work), then LESSOR shall be required to procure and deliver the same to LESSEE. LESSOR’S Work shall be performed at LESSOR’S sole cost and expense, and shall be substantially completed as of the beginning of the Extended Term. LESSOR shall perform LESSOR’S Work in a good and workmanlike manner and in compliance with all applicable laws and governmental regulations. LESSEE shall inspect such work upon delivery by LESSOR, and hereby acknowledges there are no special installations or other requirements with respect thereto which do not appear on Exhibit C hereto. Notwithstanding LESSOR’S obligation to perform LESSOR’S Work, LESSOR shall not be liable for any damages resulting from LESSEE’S transfer of its operations and equipment from the Current Leased Premises to the Substituted Leased Premises or performance of any of its business functions (e.g. laboratory work) from the newly installed facilities in the Substituted Leased Premises; LESSEE assuming all such risk and waiving any and all claims against LESSOR with respect thereto. If LESSOR is unable to fulfill the conditions set forth above within one hundred twenty (120) days after June 15, 2007, then LESSEE, as its sole and exclusive remedy at law or in equity shall be entitled to terminate this Amended and Restated Lease Agreement by written notice to LESSOR delivered within ten (10) days of the expiration of said one hundred twenty (120) day period, and this Amended and Restated Lease Agreement shall be null and void and without recourse to either party, but LESSEE shall be entitled to remain in occupancy of the Current Leased Premises at the rent set forth in this Amended and Restated Lease Agreement for ninety (90) days after such termination.

LESSOR shall be solely responsible for any costs associated with the architectural and engineering work and permits required for LESSOR’S Work; and LESSOR shall provide such architectural and engineering and permitting services as part of LESSOR’S Work.

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6.	Security/Guaranty

The LESSEE’S obligations to post and maintain a Security Deposit under Section 5 of the original Lease shall also be required during the Extended Term.

7.	Parking

The provisions of Section 16 of the Lease shall continue to govern LESSEE’S parking rights and LESSEE shall be entitled to the same number of spaces set forth therein. LESSEE acknowledges that the current rate for such parking spaces is $ 210.00 per space per month. However, notwithstanding the provisions of Section 16 of the Lease, LESSOR shall determine from time to time in its discretion the extent to which spaces are provided in the LESSOR’S Building or at 808 Memorial Drive (provided all the spaces contemplated in said Section 16 are provided from one location or the other, with a minimum of fifteen (15) to be provided at 840 Memorial Drive).

8.	Brokers Commissions/Indemnification

LESSOR has retained Meredith & Grew, and LESSEE has had some dealings with said brokerage firm, relative to the Building. The LESSOR and LESSEE each represent to the other that they have not dealt, directly or indirectly, with any other broker, or other entity or individual entitled to any commission relative to the Substituted Leased Premises leased to LESSEE for the Extended Term hereunder. Each party agrees to indemnify and hold harmless the other from and against any claims for commission arising out the execution and delivery of this agreement and any renewals, extensions or expansions hereof other than the foregoing; LESSOR expressly agreeing that it shall be responsible for any claims made by Meredith & Grew relative to this transaction, based on separate agreement between LESSOR and Meredith & Grew.

9.	Assignment/Subletting

The LESSEE shall have the right to assign the Lease and/or sublet the Leased Premises (in whole or in part) subject to all the terms and conditions of Section 12 of the Original Lease.

10.	Integration of Documents; Supremacy

The parties hereto intend that this Amended and Restated Lease Agreement incorporate the provisions of the original Lease (to the extent not specifically superseded by the terms and conditions hereof) and that conjunctively these documents constitute the full and complete agreement as between the parties.

The following provisions of the Original Lease are not applicable to the Extended Term: Section 1 (Term); Section 2 (to the extent of the Schedule of Annual Base Rent); Section 3 (as to the first through fourth paragraphs, only); Section 4 (as to the first, and second, and fourth paragraphs, only); Section 22 (solely to the extent that the notice addresses appearing on the execution pages hereof supersede); Section 33 (which is wholly superseded by Section 5 hereof); and Exhibit B (which is wholly superseded by Exhibit B as it is attached hereto).

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As a condition to the effectiveness of this Agreement, LESSOR shall provide to LESSEE either (a) the written acknowledgement of the current mortgagee that the existing Subordination, Non-Disturbance and Attornment Agreement non-disturbance agreement remains in effect and applies to this Amended and Restated Lease Agreement or (b) a new Subordination, Non-Disturbance and Attornment Agreement in the form attached hereto in favor of LESSEE executed by the current mortgagee with respect to this Amended and Restated Lease Agreement.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts. Any provisions deemed unenforceable shall be severable, and the remainder of this Agreement shall be enforceable in accordance with its terms. This Agreement may only be modified m writing, signed by both parties. Unless otherwise provided herein, all capitalized terms used herein shall have the same meaning as set forth in the Original Lease.

Witness our hands and seals the first date above written.

RIVERTECH ASSOCIATES II, LLC By Rivertech Associates, Inc. its duly authorized Manager

/s/ Robert Epstein
Robert Epstein, President

Notice Address:	575 Boylston Street 8th Floor Boston, Massachusetts 02116
with a copy to:	Christopher C. Tsouros, Esq. Posternak Blankstein & Lund LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199

GENET1X PHARMACEUTICALS, INC.

By:	/s/ Alfred E. Slanetz
its duly authorized

(Attached Secretary/Clerk’s Certificate As To Authority)

Notice Address:	800 Memorial Drive 3rd Floor Cambridge, Mass.
with a copy to:

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GENETIX PHARMACEUTICALS, INC.

AMENDED AND RESTATED LEASE AGREEMENT

REVISED EXHIBIT B

Operating Expenses 2006

840 Memorial Drive—Riverside Technology Center

DESCRIPTION	PSF
HEAT	$0.54
BUILDING ELECTRIC	$2.01
WATER & SEWER	$0.21
ELEVATOR MAINTENANCE	$0.15
PARKING/CAFE EXPENSE	$0.26
RUBBISH REMOVAL	$0.14
INSURANCE	$0.36
GROUNDS CARE	$0.27
LEGAL/ACCT/ADMIN	$0.11
JANITORIAL SERVICES	$0.50
GENERAL MAINTENANCE	$1.38
HVAC MAINTENANCE	$0.50
LIFE SAFETY SYSTEMS	$0.11
MANAGEMENT	$3.28

Total Operating Expenses	$9.82

Real Estate Taxes (FY 2007)	$4.63

Note: Actual numbers for 2007 and all subsequent years will vary based on actual costs and expenses incurred.

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THE ABBEY GROUP

Genetix Pharmaceuticals

Relocation to Floor Three, 840 Memorial Drive Revised 5/1/2007

Scope of Work by Landlord

Office Area

•	All walls to be repainted

•	Existing lights to be relamped as required

•	Space to be cleaned and prepared for occupancy

•	Existing benchtop in support area to be relocated to 3 perimeter offices which presently do not have benchtops.

Laboratory Area

Physical

•	Repaint all walls

•	Vinyl tile floor in main labs and in all non-office areas where seamless tile does not exist.

•	New seamless vinyl floor in BL-2A Lab, BL-2B Lab & autoclave/glasswashing room.

•	New ceiling and lights throughout lab area.

•	Provide existing laboratory cabinets with new bench tops as indicated in the “Floor Plan Exhibit”.

•	Provide 10 foot long single tier reagent shelving above three benchtops in “Biology Lab A”

Mechanical

•	Assure proper operation of l0ton supplemental air conditioning supplying main Biology Labs A&B

•	Assure proper operation of air conditioning units, humidification and dehumidification system in both BL-2 labs.

•	Assure proper operation of cold room.

•	Assure proper operation of supplemental air conditioning in equipment room.

•	Provide adequate exhaust air for Tenant’s (three) six foot hoods, BL2 exhaust hood, BL2 Lab sinks, chemical storage room and autoclave.

Plumbing

•	Provide separate water supply with approved backflow prevention devices and a hot water tank in or near the location indicated in the “Floor Plan Exhibit”.

•	Provide drain connection from all sinks to a new acid neutralization system (location to be determined),

•	Provide 7 sinks as indicated in plans with eyewash stations. Controls in each of the two BL-2 Labs to be infrared or foot pedal type.

•	Provide emergency showers in each BL 2 lab.

•	Provide connection of Tenant’s glasswasher to cold water, drain -

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•	Provide connection of Tenant’s vacuum and air compressor to existing vacuum and air lines.

•	Provide connection of Tenant’s “gas tanks” to Tenant’s equipment in the two BL-2 labs.

•	Connect Tenant’s ice machine to cold water and indirect drain.

Electrical

•	Provide separate electric service to the premises including submetering of all equipment.

•	Provide electric outlets on the three reagent shelving in Lab “A”.

•	Relocate, Provide power for and install the following Tenant’s equipment:

Lab Services Area:

glasswasher.

Biology Lab “A”

-20 chest freezer, -20 Revco freezer, -20 Bench freezer, incubator 37°, Sorvall centrifuge, ultracentrifuge, shaker & ice machine.

BL-2A Lab equipment -

(1) six foot hood, co2 Nuaire Incubator, co2 Thermo incubator, refrigerator.

BL-2B Lab equipment -

(2) six foot hoods, co2 stack incubator, GS-6K centrifuge, refrigerator.

• NOTE:	Emergency power has, in the past, been taken from the building life safety system which is inconsistent with established building policy and must be remedied by the Tenant’s installation of a separate emergency generator, most likely on the second floor roof proximate to both the leased premises and a natural gas supply. The Landlord shall assist the tenant by requesting the “building electrician” to provide Tenant a quote for the appropriate work.

Telecommunications

•

Landlord shall provide consultant to assist Tenant in the relocation of or purchase of new telecommunications system or but Landlord shall not be responsible for cost of either consultation or work associated with IT or telecommunications.

Relocation of Equipment

•	The landlord shall arrange the move and reconnection of Tenant’s large laboratory equipment as specified in equipment list above to the third floor leased premises.

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Freight Elevator
BL-2 A Lab
Biology Lab "B"
Chem Sto.
Office Area
Biology Lab "A"
Cold Room
M
W
Elect.
Common Corridor
Kitchenette
BL-2B Lab
Reception
Elevators
Boston BioChem
6,000RSF
Tenant's Equipment
120V Outlet for Tenant's Emergency Generator

Riverside Technology Center
840 Memorial Drive
Cambridge, MA

Floor Three
Genetix Pharmaceuticals
10,500RSF

Floor Plan Exhibit

Revised May 1, 2007

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RIVERSIDE TECHNOLOGY CENTER

LEASE EXTENSION AND MODIFICATION AGREEMENT

TO THE LEASE BETWEEN

RIVERTECH ASSOCIATES II LLC AND GENETIX PHARMACEUTICALS, INC.

This Lease Extension and Modification Agreement entered into this 24th day of November, 2009 by and between Rivertech Associates II LLC, a Massachusetts limited liability company with a principal address c/o The Abbey Group, 575 Boylston Street Boston, Massachusetts 02116, (the “Lessor”); and Genetix Pharmaceuticals, Inc., with a business address at 840 Memorial Drive Cambridge, Massachusetts (the “Lessee”); relative to a certain Lease between Lessor’s predecessor (Rivertech Associates LLC) and Lessee dated February 18, 2000 referred to herein as the “Original Lease” as amended by a certain Amended and Restated Lease Agreement dated May 18, 2007 (the “Lease Amendment”) for certain office and laboratory space in the building at 840 Memorial Drive Cambridge, Massachusetts currently consisting of 10,500 rentable square feet of space on the third (3rd) floor of the Building (the “Leased Premises”). The Original Lease, as amended by the Amended and Restated Lease Agreement, shall be referred to herein as the “Amended Lease”.

WHEREAS, the Lessee desires to extend the Term of the Amended Lease, which is to expire on May 31, 2010, on terms and conditions agreeable to both Lessor and Lessee as a further modification to the Amended Lease, and Lessor assents to such extension of the Term by the Lessee on this basis;

THEREFORE, in consideration of One ($1.00) Dollar and the other good and valuable consideration recited herein, effective and irrevocable as of the date hereof, the Lessor and Lessee hereby agree as follows:

1.	Modification to Original Lease/Extension of Term

Lessee agrees to lease the Leased Premises commencing as of June 1, 2010 for an additional period of twelve (12) months, beginning June 1, 2010 (the “Extension Commencement Date”) and ending on May 31, 2011 (the “Termination Date”); which additional period shall be referred to as the “Extended Term” or “Term”.

Notwithstanding the commencement of the Extended Term on the Extension Commencement Date hereunder, this Lease Extension is to be considered a valid and binding obligation of the parties effective as of the date of execution, with the Amended Lease to continue to govern the Lessee’s use and occupancy of the Leased Premises hereunder through the Term under the Amended Lease and up to the Extension Commencement Date hereunder. Thereafter, the Amended Lease (including amendment by this Lease Extension and Modification Agreement) shall conjunctively be and shall be referred to as the “Lease” as between the parties for the Extended Term.

2.	Terms And Conditions

Lessee shall lease the Leased Premises commencing as of the Extension Commencement Date on the same terms and conditions of the Amended Lease, as modified by this Lease Extension and Modification Agreement, with exception only for those provisions as to which Lessor and Lessee have already performed their obligations as of the date hereof, (for example, Lessor has heretofore delivered the Leased Premises and Lessee has accepted the same).

3.	Base Rent and Additional Rent

Base Rent for each month of the Extended Term shall be Thirty Seven Thousand Six Hundred Twenty Five ($ 37,625.00) Dollars per month, totaling Four Hundred Fifty One Thousand Five Hundred ($ 451,500.00) Dollars for the twelve (12) month extension period.

In all instances Base Rent shall be payable in the corresponding monthly installments set forth above, due on the first of each month, in advance, and in all other respects shall be subject to the same provisions relating to Base Rent as set forth under the Original Lease.

In addition to Base Rent, Lessee shall continue to be responsible to pay all Additional Rent as set forth in Section 4 of the Amended Lease, consisting of Operating Expenses under Section 4A and Tax Expenses under Section 4B and Utilities under Section 4C of the Amended Lease; and all conditions thereunder are hereby restated and affirmed and shall govern the use and occupancy of the Leased Premises throughout the Extended Term.

4.	Leased Premises in “AS/IS” Condition—No Defaults

Lessee hereby acknowledges it is currently in possession of the Leased Premises and accordingly accepts the same for the Extended Term in its current “AS/IS” condition, without representation or warranty of any kind or nature arising from the extension of the Lease by Lessor and Lessee.

Lessor and Lessee each acknowledge that to the best of each of their respective knowledge, there are no material defaults by either presently existing under the Lease.

5.	Brokers

The parties hereby agree there are no brokerage or other third party fees or costs involved in this transaction and each agrees to indemnify, defend and hold harmless the other from and against any claims for brokerage fees, commissions or other such payments arising from this transaction.

6.	Integration Of Documents: Supremacy

The parties hereto intend that this Lease Extension and Modification Agreement operates to amend and modify the Amended Lease, and that those two documents shall be interpreted conjunctively; with any express conflict between the two to be resolved in favor of the stated terms of this Lease Extension and Modification Agreement. Except as modified hereby, all other terms and conditions of the Amended Lease shall remain unchanged and enforceable in a manner consistent with this Lease Extension And Modification Agreement.

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This Agreement shall be governed by the laws of the Commonwealth of Massachusetts. Any provisions deemed unenforceable shall be severable, and the remainder of this Lease Extension and Modification Agreement and the Original Lease shall be enforceable in accordance with their terms.

Witness our hands and seals as of the date first written above.

LESSOR RIVERTECH ASSOCIATES II, LLC

By:	/s/ Robert Epstein
its duly authorized Manager

LESSEE GENETIX PHARMACEUTICALS, INC.

By:	/s/ Alfred E. Slanetz
its duly authorized President/Vice President

By:	Illegible Signature
its duly authorized Treasurer/Ass’t Treasurer

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RIVERSIDE TECHNOLOGY CENTER

SECOND LEASE EXTENSION AND MODIFICATION AGREEMENT

TO THE LEASE BETWEEN

RIVERTECH ASSOCIATES II LLC AND BLUEBIRD BIO, INC.

This Second Lease Extension and Modification Agreement (the “Second Lease Extension Agreement”) entered into this 12th day of September, 2012 by and between Rivertech Associates II LLC, a Massachusetts limited liability company with a principal address c/o The Abbey Group, 575 Boylston Street Boston, Massachusetts 02116 (successor in interest as stated below, herein, the “Lessor”), and Bluebird Bio, Inc., with a business address at 840 Memorial Drive Cambridge, Massachusetts (successor in interest as stated below, herein the “Lessee”), with respect to a certain Lease dated February IS, 2000 (as amended, as stated below) for certain office space in the building at 840 Memorial Drive Cambridge, Massachusetts.

WHEREAS, Rivertech Associates, LLC and Genetix Pharmaceuticals, Inc. entered into a certain lease agreement dated February 18, 2000 (the “Original Lease”); and,

WHEREAS, Rivertech Associates, LLC and Genetix Pharmaceuticals, Inc. entered into a certain Amended and Restated Lease Agreement dated May 18, 2007 (the “First Amended Lease Agreement”); and,

WHEREAS, Rivertech Associates II, LLC (as successor in interest to Rivertech Associates, LLC, the original signatory as Lessor under the Original Lease and First Amended Lease Agreement), and Genetix Pharmaceuticals, Inc., entered into a certain Lease Extension and Modification Agreement dated November 24, 2009 (the “First Lease Extension Agreement”); and,

WHEREAS, Rivertech Associates II, LLC and Bluebird Bio, Inc. (a Delaware corporation, formerly known as Genetix Pharmaceuticals, Inc.), entered into a certain Second Amended and Restated Lease Agreement dated October 19, 2010 (the “Second Amended Lease Agreement”); collectively, the Original Lease as amended and modified by the foregoing First Amended Lease Agreement, Lease Extension Agreement, and Second Amended Lease Agreement being referred to herein as the “Existing Lease”; and,

WHEREAS, the current Term under the Existing Lease expires on November 30, 2014 (the “Current Term”), and the Lessee seeks to extend the Current Term so as to expire on March 31, 2015, which date is referred to herein as the “Extended Term Termination Date”, and which entire term period as extended is referred to herein as the “Extended Term”; and,

WHEREAS, under the Existing Lease the Lessee leases and occupies approximately 9,488 rentable square feet of space located on the fourth (4th) floor of the Building, in addition to approximately fifty (50) rentable square feet of space on the third (3rd) floor of the Building, for a total of approximately 9,538 rentable square feet of space in the Building, collectively known under the Existing Lease as the New Leased Premises and referred to herein as the “Existing Premises”; and,

WHEREAS, by this Second Lease Extension Agreement Lessee seeks to add approximately 8,060 rentable square feet of space located on the fourth (4th) floor of the Building, in addition to approximately fifty (50) rentable square feet of space on the third (3rd) floor of the Building, for a total of approximately 8,110 rentable square feet in the Building, as shown on Exhibit A hereto and collectively known as the “Expansion Space”; which, when added to the Existing Premises is collectively referred to herein as the “Total Leased Premises”; and,

WHEREAS, Rivertech Associates II, LLC and Bluebird Bio, Inc., seek by this current agreement to further amend and modify the Existing Lease to farther extend the Current Term of the Existing Lease, and to lease the Expansion Space, as set forth in detail below and under the terms and conditions of the Existing Lease as it is amended and modified hereby;

THEREFORE, in consideration of One ($1.00) Dollar and the other good and valuable consideration recited herein, effective and irrevocable as of the date hereof, the Lessor and Lessee hereby agree as follows:

1.	Modification to Existing Lease / Extension of Current Term

The Existing Lease expires on November 31, 2014 at the end of the Current Term. Lessee agrees to extend its tenancy as to the Existing Premises, commencing as of the end of the Current Term under the Existing Lease (i.e. from November 31, 2014), for an additional four (4) month period beginning on December 1, 2014 (the “Extension Commencement Date”) and ending on March 31, 2015 (the ‘Termination Date”); which additional period shall be referred to as the “Extended Term” or “Term”. Further, from the Expansion Space Delivery Dates (as defined herein) through the end of the Extended Term, Lessee also agrees to lease the Expansion Space (as defined herein) on the terms and conditions set forth herein.

Notwithstanding the commencement of the Extended Term on the Extension Commencement Date hereunder, this Lease Extension is to be considered a valid and binding obligation of the parties effective as of the date of execution of this Second Lease Extension Agreement by the parties and its approval by Lessor’s lender (which approval is an express condition to the extension and expansion contemplated herein and which Lessor shall seek immediately upon execution of this Agreement by both parties); with the Existing Lease to continue to govern the Lessee’s use and occupancy of the Existing Premises hereunder through the Term and up to the Extension Commencement Date hereunder, subject to the supplemental provisions hereof relating to the Expansion Space (defined herein). Lessee agrees to execute the Landlord’s lender’s standard Subordination Non-Disturbance and Attornment Agreement upon execution of this Second Lease Extension Agreement and Lessor agrees to promptly use commercially reasonable efforts to seek its lender’s execution of the same, but without any obligation to actually deliver the same to Lessee and without any material impact on this Second Lease Extension Agreement or the underlying Existing Lease upon any failure to do so.

2.	Terms and Conditions

Lessee shall lease the Total Leased Premises (with the addition of the Expansion Space to be leased as of the Expansion Space Delivery Date) on the same terms and conditions of the Existing Lease, as modified by this Second Lease Extension Agreement, with exception only for those provisions as to which Lessor and Lessee have already performed their obligations as of the date hereof, (for example, Lessor has heretofore delivered the Existing Premises and Lessee has accepted the same). The Existing Premises is leased in the same “AS/IS’1 condition as it is as of the execution of this Second Lease Extension Agreement, and Lessee acknowledges Lessor is under no obligation to make any improvements or modifications thereto, in any manner.

3.	Expansion Space Added to the Existing Premises

Lessor shall deliver the Expansion Space to Lessee (to be added to and, in the aggregate, to constitute the Total Leased Premises). The Expansion Space shall be delivered to the Lessee upon Substantial Completion (as defined below) of Lessor’s Work (as defined herein below) on the office portion of the Expansion Space (the “Office Expansion Space”) and on the laboratory portion of the Expansion Space (the “Lab Expansion Space”), herein, the “Office Expansion Delivery Date” and the “Lab Expansion Delivery Date” respectively, and also referred to herein collectively as the “Expansion Delivery Dates”. As of the respective Expansion Delivery Dates, the Office Expansion Space and the Lab Expansion Space, respectively, shall be Substantially Complete, vacated by any current tenants and occupants; with Lessor’s Work having been performed in a good and workmanlike manner according to Lessor’s Scope of Work; broom clean. All Lessee’s Rent payments and other Lease obligations relating to the Expansion Space shall commence as of the Expansion Space Office Delivery Date and the Expansion Space Lab Delivery Date, respectively. All terms and conditions of the Lease shall govern the Lessee’s use and occupancy of the Expansion Space as of the respective Expansion Space Delivery Dates.

Lessor’s delivery of the Office Expansion Space and the Lab Expansion Space shall be evidenced in each instance by a written notice of delivery (“Lessor’s Delivery Notice”) given to Lessee on the actual date the respective portion of the Expansion Space is Substantially Complete and provided to Lessee for its occupancy. Lessee shall have five (5) business days to contest delivery if the Expansion Space is not Substantially Complete or it does not conform with the Lessor’s Scope of Work and Lessor’s Work by delivering its notice thereof in writing to Lessor; however, any listed items of a “punchlist” nature shall be agreed to by Lessor and Lessee and shall not be grounds to contest delivery, but nevertheless shall obligate Lessor to complete such punchlist items at the earliest practicable time under the circumstances.

The following conditions to the delivery of the Office Expansion Space and the Lab Expansion Space to the Lessee by the Lessor shall be met by the Lessor, at its sole cost and expense, prior to the respective Expansion Delivery Dates. The Lessor shall perform, at its sole cost and expense, such design and construction work as is necessary to deliver the respective portions of the Expansion Space to the Lessee in accord with the “Scope of Landlord’s Work for Additional Premises Only” dated August 13, 2012 attached hereto as Exhibit A (the Exhibit referred to as the “Lessor’s Scope of Work” and the design and construction obligations thereunder being referred to as the “Lessor’s Work”). All components of Lessor’s Work will be completed in accordance with all applicable laws, rules and regulations, including but not limited to the latest requirements of NFPA, ANSI Standards, ASHRAE Standards, National Electrical Code, Massachusetts State Building Code, and regulations of the City of Cambridge. Lessor shall deliver the Expansion Space with the base Building systems serving the same and with Lessee’s specific mechanical, electrical and plumbing systems as required in Lessor’s Scope of Work (i.e. Exhibit A hereto), in good operating condition and repair, and suitable for their intended uses.

All utilities for the Expansion Space shall be in place and separately metered. The Building and the Expansion Space as delivered to the Lessee will be compliant with the Americans with Disabilities Act; NFPA compliant pursuant to the Massachusetts State Building Code; and with code compliant demising walls and common area corridors. Lessor shall provide Lessee with the environmental close-out report prepared by the former tenant for the Expansion Space, and said report shall not disclose any conditions as would materially impair Lessee’s use of the Expansion Space. Subject to the foregoing, Lessor shall not be responsible for any other design or construction work with respect to either the Existing Premises under the Existing Lease, or the Expansion Space.

To the extent Lessee seeks to make any changes to the Lessor’s Scope of Work as set forth on Exhibit A hereto: (i) such changes will be communicated in writing with sufficient specificity for Lessor to price the changes; (ii) Lessor will provide Lessee with pricing as to such changes and any estimated delays, if any, that may result for such changes; and (iii) in the event such changes affect the total cost of the Lessor’s Scope of Work, Lessee shall either reimburse Lessor in advance for any increased costs and expenses, or Lessor shall credit Lessee for any savings against Lessee’s next due payments of Rent hereunder. Upon receiving from Lessor the estimated cost and timing impacts of Lessee’s proposed changes pursuant to subsection (ii) above, Lessee may choose to not move forward with such proposed changes provided it communicates its final intention to the Lessor in writing within ten (10) days of its receipt of Lessor’s cost and timing impacts. Lessee shall be solely responsible for any delays in the completion of Lessor’s Work arising from any such requested changes.

The Lessee shall be solely responsible, at its sole cost and expense, to perform such other specific design and construction work on the Expansion Space as it desires for its use and occupancy (“Lessee’s Work”), upon completion of the Lessor’s Work in the respective office and laboratory portions of the Expansion Space, and delivery of those respective portions the Expansion Space by the Lessor. Lessee shall be provided with access to the Expansion Space commencing upon execution of this Second Lease Extension Agreement, coordinated through the Lessor, for the purpose of performing preliminary work toward the installation of its equipment and wiring, provided such access and preliminary work does not materially interfere with Lessor’s ability to perform and complete its Lessor’s Work, which shall take precedence in all respects. Lessee’s Work and all subsequent Lessee alterations to the Leased Premises that are performed by Lessee on or affecting the fire, life safety and/or sprinkler systems of the building shall be made in such a manner and under such conditions as to pose no adverse impact or interruption to such fire, life safety, and sprinkler systems, and so as not to delay, impair, or jeopardize the legal occupancy of other tenants in the Building as determined by Lessor and municipal fire and building inspection officials.

The Lessor’s Work as to the Office Expansion Space and the Lab Expansion Space, separately, will be deemed “Substantially Complete” as to each: (a) when Lessor’s Work is substantially complete in accordance with Lessor’s Scope of Work as set forth in Exhibit A and the provisions of this Section 3, except for minor punch list items approved by Lessee that will not materially adversely affect Tenant’s normal operations in said Expansion Space; Lessor’s Work therein having been performed in a good and workmanlike manner with all necessary municipal approvals for occupancy.

4.	Annual Base Rent and Additional Rent

Annual Base Rent from the date of execution of this Second Lease Extension Agreement through the Extended Term, shall be as set forth below:

A.	Annual Base Rent as applied to the Existing Premises

(i.e. 9,538 rentable square feet of space)

(i)	Balance of the Current Term As set forth in the Existing Lease

(ii)	Extension Commencement Date $ 145,136.57 ($ 36,284.14 / mo.)

through the Termination Date

B.	Annual Base Rent as applied to the Expansion Space (i.e. 8,110 rentable square feet of space)

(i)	Expansion Space Staggered Delivery Periods—Interim Rent/Per Diem

Lessor’s estimated delivery of the Office Expansion Space is targeted to October 1, 2012. Lessor’s estimated delivery of the Lab Expansion Space is targeted to December 1, 2012. The first day of the calendar month following the day on which the Office Expansion Delivery Date occurs is referred to herein as the “Expansion Rent Start Date”). A per diem calculation is required to determine interim Rent obligations occurring upon delivery of the respective Office Expansion Space and Lab Expansion Space. Annual Base Rent for the total Expansion Space (office and laboratory) for the first full twelve month period following the Expansion Rent Start Date is $395,362.50 ($32,946.88 on a monthly basis). This computes to $1,083.18 on a per diem basis. The per diem amount allocated to the Office Expansion Space is $496.42, (i.e. 45.83% at 3,717 rentable square feet of a total 8,110 rentable square feet), the “Office Per Diem”. The per diem amount allocated to the Lab Expansion Space is $586.76 (i.e. 54.17% at 4,393 rentable square feet of a total 8,110 rentable square feet), the “Lab Per Diem”.

(x) For the interim period between the Office Expansion Delivery Date and the Expansion Rent Start Date, the Annual Base Rent payment attributable to the Office Expansion Space shall be determined by taking the number of days from the Office Expansion Delivery Date through the Expansion Rent Start Date and multiplying by $496.42. This amount shall be paid to Lessor.

(y) For the interim period between the Lab Expansion Delivery Date and the Expansion Rent Start Date (given the possibility the Expansion Rent Start Date may not have occurred due to delays in delivery of the Office Expansion Space),the Annual Base Rent payment attributable to the Lab Expansion Space shall be determined by taking the number of days from the Lab Expansion Delivery Date through the Expansion Rent Start Date (if applicable) and multiplying by $586.76. This amount (if applicable) shall be paid to Lessor.

(ii)	Annual Base Rent due from the Expansion Rent Start Date through the next twelve (12) consecutive months is:

$ 395,362.50 ($ 32,946.88 /mo.)*

*[less the Lab Per Diem for each day in such period that the Lab Expansion Space is not delivered]

(iii)	Annual Base Rent due through the next twelve (12) consecutive months (after (ii) above) is:

$ 405,500.00 ($ 33,791.60/mo.)

(iv)	Annual Base Rent due through the next consecutive months (after (iii) above) to the end of the Extended Term is:

$ variable ($ 34,636.46 / mo.)

In all instances under A and B above, Annual Base Rent shall be payable in the corresponding monthly installments set forth above, due on the first of each month, in advance, and in all other respects shall be subject to the provisions relating to Annual Base Rent as set forth under the Existing Lease.

C.	Additional Rent.

In addition to Annual Base Rent, Lessee shall continue to be responsible to pay all Additional Rent (Operating Expenses) under Section 3 of the Existing Lease, and all Additional Rent (Taxes) under Section 4 thereof, as applicable to both the Existing Premises and the Expansion Space, as invoiced by Lessor during the Extended Term. A current statement outlining the Operating Expenses incurred for the Building in 2011 is attached hereto as Exhibit B.

As the concept is used in the Lease to compute Additional Rent, Lessee’s allocable pro rata share (“Allocable Percentage”) shall be as follows:

(A)	Allocable Percentage for the Existing Premises running through the end of the Term, shall be 7.4%.

(B)	Allocable Percentage for the Expansion Space, starting on the Expansion Space Delivery Dates and running through the end of the Term, shall be 6.29%.

To the extent that the Expansion Space Commencement Dates do not fall on the first calendar day of a month, then the first month in which the Expansion Space Commencement Dates occur will have Additional Rent attributable to the Expansion Space prorated on a per diem basis for that month.

D.	Rent and other Costs and Expenses.

All Annual Base Rent, Additional Rent and other sums due as Rent shall be payable and in all other respects shall be governed during the remainder of the Current Term, and for the Extended Term, as contemplated under the Existing Lease, except to the extent modified and supplemented above. All other costs and expenses for utilities and services and attendant to operation of the Total Leased Premises (i.e. as applicable to both the Existing Premises, and to the Expansion Space as of the respective Expansion Space Delivery Dates), shall be borne by the respective parties as set forth in the Existing Lease.

E.	Security Deposit.

The Security Deposit currently held by the Lessor shall continue to be held by Lessor during the Extended Term.

5.	Permitted Uses

The Permitted Uses for the Total Leases Premises shall be office, R&D and laboratory use in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of governmental authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Total Leased Premises, and in conformity with the conditions and restrictions set forth in the Original Lease (which are hereby restated and affirmed by Lessee).

6.	Existing Premises in “AS/IS” Condition—No Defaults

Lessee hereby acknowledges it is currently in possession of the Existing Premises and accordingly accepts the same from the date of this Second Lease Extension Agreement in its current “AS/IS” condition, without representation or warranty of any kind or nature arising from the extension of the Lease by Lessor and Lessee.

Lessor and Lessee each acknowledge that to the best of each of their respective knowledge, there are no material defaults by either presently existing under the Lease.

7.	Brokers

The parties hereby agree there are no brokerage or other third party fees or costs involved in this transaction and each agrees to indemnify, defend and hold harmless the other from and against any claims for brokerage fees, commissions or other such payments arising from this transaction.

8.	Parking.

Lessee shall be granted, at current rates (which may be increased from time to time to reflect market increases), the right (but not the obligation) to park up to twenty seven (27) cars in total in the Building’s on-site indoor parking lot or facility on an unassigned and unreserved basis, in single or tandem spaces or on a valet basis which Lessor in its sole discretion shall designate from time to time. The initial parking rate therefor shall be S225 per month, per car, which monthly rate may be changed by Lessor in its discretion subject to and reflective of periodic market changes. Additionally, Lessee shall be entitled to rights to park additional cars in the Building garage (but subject to availability as determined by Lessor, and only on a valet basis, and then only to the extent Lessor is providing valet service to the Building garage which Lessor shall not be obligated to do), at then current rates as set by Lessor in its discretion. If Lessor cannot accommodate Lessee’s needs for additional parking in the Building garage, then Lessor will assist Lessee in identifying alternative off-site parking, but Lessor shall bear no liability nor shall it be deemed any default under the Lease if such additional Building garage parking or off-site parking do not materialize. All payments for these parking rights shall be considered to be Additional Rent under this Lease. This provision supersedes any contrary provisions of the Existing Lease and the specific numeric rights set forth above supplant the numeric rights otherwise set forth in the Existing Lease.

9.	Lessee’s Option to Extend

Provided Lessee has not defaulted (after applicable notice, grace and cure periods, if any) under the Lease from the date hereof forward more than two (2) times, and further provided no uncured default on the part of Lessee is then existing, Lessee shall have the option to further extend the Term of this Lease as to the Total Leased Premises (i.e. inclusive of the Expansion Space) on the terms and conditions herein, for one additional period of thirty six (36) months (herein, the “Additional Term Extension Period”) at the then current “Market Rent” (including annual escalations thereon for each year of the extended term based on increases in the Consumer Price Index or fixed increases, as the case may be, as determined by then prevailing market forces), but no less than an amount equal to the annualized Rent per rentable square foot of Total Leased Premises space as of the final full month of the last Lease Year hereunder (the “Extension Rent Floor”). Said Additional Term Extension Period shall commence, subject to proper exercise of Lessee’s option hereunder, at the end of the Extended Term (i.e. at the end of March, 2015) and shall terminate on that date which is thirty six (36) consecutive months thereafter (i.e. March 31, 2018). Lessee shall exercise its option by delivering to Lessor its written notice not later than ten (10) full months (but not sooner than twelve (12) full months) prior to the end of the Extended Term. Once delivered, written notice to extend is irrevocable.

“Market Rent” as used herein, shall be that rent charged for comparable research laboratory and office space of similar age and condition in laboratory buildings the mid-Cambridge submarket as of the end of the Extended Term. If, after good faith attempts prior to the expiration of the original Term, the Lessor and Lessee cannot agree on a figure representing Market Rent, then either party, upon written notice to the other, may request appraisal and arbitration of the issue as provided in this section. Within fourteen (14) days of the request for arbitration, each party shall submit to the other the name of one unrelated individual or entity with proven expertise in the leasing of commercial real estate in greater Boston/Cambridge to serve as that party’s appraiser. Each appraiser shall be paid by the party selecting him or it. The two appraisers shall each submit their final reports to the parties within thirty (30) days of their selection making their determination as to Market Rent (subject however, to the Extension Rent Floor). The two appraisers shall meet within the next fourteen (14) days to reconcile their reports and collaboratively determine the Market Rent. They shall each make their determination in writing (subject however, to the Extension Rent Floor), including a statement if such is the case, that they are at an impasse. Such a statement of impasse shall be submitted to the parties along with the Market Rent figure which each appraiser has selected and his reasons and substantiation therefor. The appraisers, in case of an impasse, shall also agree on one unrelated individual or entity with expertise in commercial real estate in greater Boston, who shall evaluate the reports of the two original appraisers and within fourteen (14) days of submission of the issue to him, make his own determination as to a figure representing Market Rent (subject however, to the Extension Rent Floor). The determination of this individual or entity (i.e. arbitrator) absent, fraud, bias or undue prejudice shall be binding upon the parties.

Annual Base Rent and Additional Rent during any Additional Term Extension Period shall be payable in advance, in equal monthly installments on the first day of each calendar month.

Lessee, in addition to the sums payable annually to Lessor as Annual Base Rent, shall pay to Lessor for each year of the Additional Term Extension Period, as Additional Rent, Lessee’s Allocable Percentage (as determined by the approximate total rentable space leased) for Operating Expenses, Real Estate Taxes and utilities as contemplated in Section 4 hereof.

10.	Access; Elevators; Dumpsters; Signage

Lessee shall have 24/7 access to the Total Leased Premises (with regard to the Expansion Space, such access shall be allowed following the applicable Expansion Delivery Dates), the common areas and elevators serving the Total Leases Premises, the freight elevators servicing the Building, the loading docks servicing the Building and the dumpster and/or compactor servicing the Building.

Lessor shall provide, at Lessor’s expense, building standard signage in the Building’s lobby, in any Building directory, and at the main entrance to the Total Leased Premises.

11.	Integration of Documents; Supremacy

This Second Lease Extension Agreement contains the full understanding and agreement between the parties. The parties hereto intend that this Second Lease Extension Agreement operates to amend and modify the Existing Lease, and that those documents shall be interpreted conjunctively; with any express conflict between the two to be resolved in favor of the stated terms of this Second Lease Extension Agreement. Except as modified hereby, all other terms and conditions of the Existing Lease shall remain unchanged and enforceable in a manner consistent with this Second Lease Extension Agreement. Defined terms used in this Second Lease Extension Agreement that are not otherwise defined herein shall have the definitions ascribed to such terms in the Existing Lease.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts. Any provisions deemed unenforceable shall be severable, and the remainder of this Second Lease Extension Agreement and the Existing Lease shall be enforceable in accordance with their terms.

[Signature Pages Follow]

Witness our hands and seals as of the date first written above.

LESSOR RIVERTECH ASSOCIATES II, LLC

By:	/s/ Robert Epstein
its duly authorized Manager

LESSEE BLUEBIRD BIO, INC.

By:	/s/ Nick Leschly
its duly authorized President/Vice President

By:	/s/ Jeffrey T. Walsh
its duly authorized Treasurer/Ass’t Treasurer

BLUEBIRD BIO, INC. SECOND LEASE EXTENSION AND MODIFICATION AGREEMENT	EXHIBIT A

See Attached

BLUEBIRD BIO Floor Four 840 Memorial Drive Cambridge, MA	AUGUST 13, 2012

SCOPE OF LANDLORDS WORK FOR ADDITIONAL PREMISES ONLY

*** Space will be emptied of all furnishing prior to move-in date

Partitions: Partitions are to be removed and relocated as indicated on the accompanying plans. Existing and new walls are comprised of gwb over steel studs and extend from floor to the underside of the suspended ceiling. The walls demising the Administrative areas from R&D areas extend to the underside of the deck above. All walls will be finished with two coats water based paint. The entire office space will have 2 new coats of water based paint to match bluebird’s existing space color scheme.

Existing “lavatory” room will have plumbing removed and remain as storage room. New storage room will have VCT removed and new matching carpeting.

Glass Panels: Where they exist, glass panels to remain. Glass panels from 4131 and 4130 will be removed to allow for the respective doors to be relocated. This is to allow for the modern-fold partition to be stored on the wall in between the doors when it is not separating 4131 and 4130.

Entry: Existing glass entry to remain.

Doors: Existing doors will be reused and relocated as necessary provided they have existing full lite glazing. All hardware are lever handles with brushed stainless finish. New office doors will be installed with full lite glazing where applicable. All office doors will have full lite glazing. Office and conference room door hardware will be comprised of passage function latchsets with brushed stainless finish. Storage room latchsets will be comprised of class room function latchsets with brushed stainless finish.

Floors: All carpeted areas in the administrative which are affected by construction will be re-carpeted with matching Shaw Contract nylon loop carpet from “Turn Key Collection. 4” vinyl cove base has been installed at intersection of walls and carpet/vct. Vinyl tile installed in the floor of the kitchenette to remain. VCT will be removed from the storage area and be replaced with matching carpeting, 4” vinyl cove base will be installed in the storage areas as well as areas affected by construction.

Ceilings: All existing ceiling tiles will remain or be replaced as necessary. Any damaged ceiling tiles will be replaced with matching ceiling tiles. Any damage to ceiling grid will be repaired.

Lighting: All existing fluorescent lights will remain and be relocated as necessary to accommodate the new configuration. All existing fluorescent lights will be inspected to insure proper functioning and be repaired or replaced as necessary.

BluebirdBio Final Scope of Work	8/13/2012

HVAC: The base building HVAC distribution system will be inspected and adjusted as necessary to assure distribution, airflow, and proper operation of thermostats and variable air volume (VAV) boxes. There will be a redistribution of the system to accommodate 5 separate zones as indicated on the drawings. This work will be designed by landlord’s consulting engineer. The office area will be provided with make-up air from either the 30 ton roof mounted MUA unit or house systems in order to provide fresh air to the office and maintain positive pressure with respect to R&D space. A pre-construction balancing/CFM reading will be done to show existing air balance in the space. The landlord’s engineer will perform HVAC load calculations to take into account insulation, square footage, occupancy and equipment heat loss to determine heating and cooling loads. Expected equipment and occupant load shall be provided to the landlord’s engineer for this purpose. The space will be balanced according to these calculations. All balancing will be conducted by a NEEB certified balancing technician. Pre-construction balancing, engineering calculations and post-construction “as built” documentation/balancing reports will be provided to the tenant or the tenant’s designee. The new space will conform to ASHRAE Standard 55 “Thermal Environmental Conditions for Human Occupancy”. All HVAC equipment shall be inspect by the landlord and replaced as necessary. The lessee accepts the existing HVAC system provided that it is in good working order, that it conforms to ASHRAE Standard 55, and that a reasonable temperature is maintained in the office areas. In the event during the lease term the HVAC system does not meet the aforementioned prerequisites the landlord will provide a new system which will be replaced at the Landlord’s cost. The tenant will be responsible for maintaining and repairing all tenant specific supplemental mechanical equipment beyond the 6 month warranty period. Tenant specific mechanical equipment will be delivered in good operating condition.

Kitchenette: The kitchenette will remain undisturbed.

Electrical: Existing electrical outlets throughout the administration area and the office space in the R&D area in the form of existing and new 1l0v outlets to remain. All utilities servicing the tenant’s premises and equipment are separately metered and will be read monthly by the landlord for reimbursement by the tenant. New outlets will be installed to accommodate the new layout. Each office will have a minimum of 3 120/20a 5-20R receptacles. All electrical circuits will be labeled via labels at the outlet, junction box, safety switch, or other corresponding electrical equipment and a corresponding label on the electrical panel indicating the appropriate circuit breaker.

Furnishings: No reception desk cubicles, work stations or furniture of any sort shall be provided by the landlord.

Specialties: A demountable partition by Modernfold or equal will be installed as indicated in the plans. This wall will have a “Dry Erase” surface from floor to ceiling. BluebirdBio or their designee will have access to the space during the renovation to inspect progress and that the work being done conforms to this scope.

Fire Protection: Fire protection will be added as needed and required by Massachusetts Building cod, NFPA and local Fire Code.

Work included in this scope will comply with the Massachusetts Building Code and NFPA.

BluebirdBio Final Scope of Work	8/13/2012

R&D AREA

Demolition: Existing lab benches, plumbing, piping, vinyl tile, doors and walls required to be removed to accommodate new plan will be removed. The existing 6’ hood shall be capped and removed from the premises. The existing wing wall adjacent to the hood shall be removed per attached drawings.

The entire R&D area will have 2 coats water based paint applied per Bluebird bio’s existing paint scheme

New Partitions: New partitions enclosing new tissue culture suites shall consist of existing walls comprised of 5/8”gwb over 3  1/2” steel studs and extending from floor to 6” above the underside of the suspended ceiling. Walls and trim will be finished with two coats water based paint. Paint finish in tissue culture rooms to be semi gloss.

The tissue culture rooms will be separated from the main laboratory by a hallway as indicated in the drawing.

Existing glass panels in the exterior offices shall be removed.

The walls surrounding the “radio-isotope room” shall extend to the underside of the deck above and have an additional layer of 5/8” gwb applied to each accessible side of the wall. Walls will be constructed to the deck above with 2 layers of 5/8” GWB. Walls will be completely sealed with appropriate sealant in order to prevent any contamination of adjoining spaces. Work will be consistent with attached drawing and keynotes.

The existing exterior window in the office to become the darkroom shall be blacked out via either applied opaque vinyl or an opaque panel which will prevent any light from entering via the window.

Doors: Where indicated on the drawings, Horton Ultra-Clean Series Atmospheric 110 doors with push plate activators and safety scan sensors will be installed. Buttons to activate the doors will be installed.

A 36” diameter circular darkroom door shall be installed in the office to become the darkroom as indicated on the plans. The door shall fit within a 36” wall opening and have a “pop-out” feature with breakaway hardware for use in emergencies and shall conform to Massachusetts Building Code requirements.

Floors: All new tissue culture suite floors will be covered with seamless vinyl with integral vinyl base. Floors where noted in the drawing as indicated by keynotes, to include the radio-isotope room and hallway, will be covered with seamless vinyl with integral vinyl base. The damaged vinyl floor in the autoclave room will be repaired.

Ceilings: Except for the tissue culture suite, existing building standard ceiling tiles will remain in the existing grid. In the Tissue Culture Suites, and as indicated in attached drawing keynotes, to include the radio isotope room and hallway, new solid surface washable ceiling tiles will be installed in the new ceiling grid with vinyl gasketing. Any damaged ceiling tiles will be replaced. Any damage to ceiling grid will be repaired.

BluebirdBio Final Scope of Work	8/13/2012

Lighting: Except for the new Tissue areas, existing 2x4 and 2x2 fluorescent lights will remain. Solid surface lens type fluorescent lights will be used in the Tissue Culture, radio-isotope, and Glasswash/Autoclave rooms.

BENCHES: The three remaining lab benches with sink will remain. Oak benches with stainless steel sinks and acid resistant plastic laminate tops will be installed in the two new tissue culture suites while the existing bench and sink in the existing tissue culture suite shall be relocated as indicated on the plans. Oak benches/casework with a stainless steel sink and epoxy resin counter top will be installed in the radio-isotope room in the form of an L-shape as indicated in the attached drawing. The sink in the radio-isotope room will have a motion activated faucet. The casework and countertop in the radio-isotope room will be designed such that space for a 4’ fume hood or BSC be provided for future installation. Each lab sink will have protected hot and cold water and deck mounted emergency eyewash stations.

HVAC: The base building HVAC distribution system will be inspected and adjusted as necessary to assure good operating condition and repair, distribution, airflow, and proper operation of thermostats and variable air volume (VAV) boxes. The existing supplemental air conditioning units will be inspected and put in good operating condition and repair. One of these supplementary systems will service the main laboratory (4114), the second will service the existing tissue culture suite 4118. The third existing unit will service the new tissue culture suite (4119) or suite’s (4119 and 4120) depending on HVAC load requirements. If necessary a new unit with integral electric heat will serve the tissue culture suite (4120). The air conditioning units should correspond to what HVAC heating and cooling is required, as indicated by analysis conducted by the landlord’s engineer. All tenant specific mechanical systems shall be warranted for proper operation for a period of six months provided tenant enters into an appropriate preventive maintenance agreement for this equipment as stated below. Tenant specific mechanical equipment will be delivered in good operating condition. A pre-construction balancing/cfm reading will be done to show existing air balance in the space. The landlord’s engineer will perform load calculations to take into account insulation, square footage, occupancy and equipment heat loss to determine heating and cooling loads. Expected equipment and occupant load shall be provided to the landlord’s engineer for analysis and design of the HVAC system. The space will be balanced according to these calculations. All balancing will be conducted by a NEED certified balancing technician. Pre-construction balancing, engineering calculations and post-construction “as built” documentation/balancing reports will be provided to the tenant or the tenant’s designee. The new space will conform to ASHRAE 55 “Thermal Environmental Conditions for Human Occupancy” and ASHRAE Standard 62.1 2010 “Ventilation for Acceptable Indoor Air Quality”. All HVAC equipment shall be inspected by the landlord and replaced as necessary to ensure good operating condition and repair. The lessee accepts the existing HVAC system provided that it is in good working order, that it conforms to ASHRAE Standard 55, and 62.1 2010, and that a reasonable temperature is maintained in the R&D areas. In the event during the lease term the HVAC system does not meet the aforementioned prerequisites the landlord will provide a new system which will be at the Landlord’s cost. Tissue culture spaces will have 6 to 15 air changes per hour. Spaces will be pressurized according to the attached drawing.

BluebirdBio Final Scope of Work	8/13/2012

The fume hood which is to remain in the laboratory is connected to a roof mounted exhaust fan and shall be air balanced to assure a minimum of 100 FPM airflow across the sash at an 18” sash opening. Fume hood will be equipped with a flow monitoring device which will indicate high/low limits. The remaining approximately 800cfm of exhaust shall be connected to ceiling grilles in the main lab and shall exhaust the lab. If more CFM is required to exhaust the lab according to the attached pressurization drawing it will be provided at the Landlord’s expense. Exhaust must create negative pressure in the hallway connecting the tissue culture suites as well as create a negative with regard the office and main lab. The landlord’s engineer will make the necessary calculations and resulting balancing recommendations to ensure that the space is pressurized accordingly. Make up air shall be provided from a 30 ton roof mounted make-up air unit and shall be fed to each of the three tissue culture suites (4118, 4119, and 4120) and the “radio-isotope room” (4116). Make up air shall also be provided to the main lab space (4114). All air supplied to each of the tissue culture suites shall be via 95% HEPA filters with 30% pre-filters on each of the ac units, MUA units, feeding, the spaces. Each tissue culture suite shall have a pressure relief exhaust grill installed on a wall adjacent to the main lab. The tenant will be responsible for maintaining and repairing all tenant specific supplemental mechanical equipment beyond the 6 month warranty period.

The Lab/Office will be pressurized as indicated in the attached drawing. Room for a 4’ wide fume hood or ducted BSC will be left in the Radio-Isotope Room. The cost of operating and maintaining both exhaust fan and make up air unit shall be a tenant expense. All Tenant-specific mechanical equipment shall be put on a preventive maintenance agreement by the tenant and at Tenant’s expense for the duration of the Lease.

Plumbing and Waste: The main cold water supply to the lab is located in the “Lab support” room which also contains a hot water heater, a water check meter and a backflow prevention device. All lab waste is contained in polyethylene piping and leads to an acid waste system consisting of a tank with limestone chips located in an accessible location on the third floor directly below the premises. Lab waste and holding within the “isotope room” will be connected to the existing laboratory waste system. Before the room is used for radio-isotopes this drain will be disconnected and is subject to future engineering and installation by the tenant. Future modifications to this drain is not subject to this scope of work. The laboratory wastewater system will be maintained by the tenant who shall also be responsible for required municipal discharge permits, sampling and testing.

Safety Showers will be added in rooms 4116 4119 and 4120 and will meet or exceed ANSI standards. Requirements for safety showers and eyewash stations throughout the lab space will be accessed by the landlord and will also be made to comply with ANSI standards.

Autoclave Room: The landlord has provided a room in which an autoclave can be installed. Actual equipment will be provided by the tenant. The existing laboratory sink with protected hot and cold water and eyewash shall remain. The seamless vinyl floor with integral base shall be repaired as required. Electrical hot water, drain will be installed to accommodate the future installation of a dishwasher.

Electrical: Power to various locations within the laboratory exists in the form of existing 110v and 208v outlets. 12 additional 120v/20A circuits, 7 additional 220v/20A circuits shall be added along with a new electrical panel will be connected to the existing roof mounted back up generator. In addition, one existing outlet shall be placed on backup power as well as the 2hp

BluebirdBio Final Scope of Work	8/13/2012

motor driving the roof mounted exhaust fan. Location of these outlets are as indicated on the accompanying plans. Tenant shall share the cost of maintenance and repairs of the back up generator with any other tenants who are also connected to it. All electrical power, natural gas and water to the tenant’s premises and equipment will be separately metered and read monthly by the landlord for reimbursement by the tenant. New standby power outlets will be added as indicated on attached drawing. New normal power outlets will be added as indicated on attached drawing. All electrical circuits will be labeled via labels at the outlet, junction box, safety switch, or other corresponding electrical equipment and a corresponding label on the electrical panel indicating the appropriate circuit breaker.

CO2 Piping: Piping for tenants C02 shall be installed as indicated in the accompanying drawings. These shall consist of 1/2:” copper piping from tenant’s existing “tank farm”, 20 CO2 drops to  1/2” ball valve to  1/4” hose barbs as indicated, 16 brass  1/2” ball valve shut-offs and 5 above ceiling capped  1/2” copper lines for future use. Gas regulators, if required, shall be provided by the tenant.

Vacuum lines will be installed as shown on the attached drawing. Vacuum drops will consist of  1/2” type L copper piping from the house vacuum system to drops as indicated on the attached drawing. Each drop will consist of  1/2” copper pipe to  1/2” ball valve to  1/4” hose barb.

BluebirdBio or their designee will have access to the space during renovation to inspect the progress and that the work being done conforms to this scope.

Fire Protection: Fire protection will be added as needed and required by Massachusetts Building Code, NFPA and local Fire Code.

Work included in this scope will comply with both the Massachusetts Building Code and NFPA.

Laboratory Safety Showers/Eyewash stations will be installed as required per ANSI standards.

Work will be conducted as indicated by attached drawing keynotes.

Scope of Work to include all Keynotes in attached drawings with the exception of MEPs in the Radio Isotope Room.

Drawings included in this scope of work are diagrammatic in nature. All pre-existing construction and new construction will be reviewed by the landlord’s architect and engineer to insure indicated changes are made in accordance with Massachusetts Building Code and the NFPA.

BluebirdBio Final Scope of Work	8/13/2012

BLUEBIRD BIO, INC. SECOND LEASE EXTENSION AND MODIFICATION AGREEMENT	EXHIBIT B

See Attached

EXHIBIT B—Operating Expenses 2011

840 Memorial Drive—Riverside Technology Center

DESCRIPTION	Total	PSF
HEAT	$36,863	$0.28
BUILDING ELECTRIC	$152,969	$1.18
WATER & SEWER	$30,053	$0.23
ELEVATOR MAINTENANCE	$19,295	$0.15
PARKING/CAFÉ EXPENSE	$26,525	$0.20
RUBBISH REMOVAL	$17,104	$0.13
INSURANCE	$30,234	$0.23
GROUNDS CARE	$19,459	$0.15
LEGAL/ACCT/ADMIN	$18,675	$0.14
JANITORIAL SERVICES	$47,707	$0.37
GENERAL MAINTENANCE	$63,172	$0.49
HVAC MAINTENANCE	$47,827	$0.37
LIFE SAFETY SYSTEMS	$29,593	$0.23
MANAGEMENT*	$280,302	$2.16

Real Estate Taxes (FY 2011)	$659,946	$5.10

*	Based upon 5% of income; but not less than this amount.

Tenant’s Applicable Percentage is as follows:

As to the Leased Premises: 13.69%.

Existing Premises: 7.40%

Expansion Premises: 6.29%